Exhibit 10.1
August 6, 2026

Ms. Angie O’Leary

Via Email: Angie.O’Leary@cvgrp.com

Dear Angie:

On behalf of Commercial Vehicle Group, Inc. ("CVG"), I am pleased to confirm your promotion to the position of Executive Vice President and Chief Financial Officer. This appointment reflects the confidence that the Board of Directors, CEO, and executive leadership team have in your ability to lead our global finance organization and contribute to CVG's continued success. This letter summarizes the terms of your promotion and supersedes all prior discussions, representations, or offers, whether verbal or written. The details of the terms are set forth below.

Job Title:    Executive Vice President & Chief Financial Officer. This position is based in our New Albany, Ohio headquarters location.

Start Date:         Thursday, August 6, 2026.

Reports to:     James R. Ray, President and Chief Executive Officer

Salary:    $425,000 annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.

Annual Review:    Performance and executive compensation reviews are expected to take place annually, generally in the first quarter; market adjustments are made as warranted based on, among others, the executive benchmark data. Merit increases and adjustments are subject to review and approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Management        You will be eligible to participate in CVG's Annual Incentive Plan ("AIP") with a target award
Performance Bonus:     opportunity equal to 65% of your annual base salary. The current AIP performance measures are financial in nature and are based on Revenue, Operating Income Margin, and Free Cash Flow                 performance. Actual payouts may range from 0% to 200% of target, depending on the Company's                 performance against established goals.

    Your 2026 AIP award will be calculated on a prorated basis based on the period of time served in each position during 2026 and the applicable base salary and target incentive opportunity associated with each position: three (3) months as Chief Accounting Officer, four (4) months as Interim Chief Financial Officer, and five (5) months as Executive Vice President and Chief Financial Officer. Any payout remains subject to the terms and conditions of the AIP and achievement of applicable performance goals.

Long Term Incentives:    You will be eligible to receive equity and other long-term incentive awards under any long-term incentive plan or program adopted by the Company from time to time for which senior executives are generally eligible. Participation in, and the level of any award under, such plans or programs shall be determined by the Compensation Committee in its sole discretion.

    The target award opportunity and award design are reviewed and established annually by the Compensation Committee. Awards may consist of both time-based and performance-based components, including, but not limited to, restricted stock or restricted stock units that vest ratably over a three-year period and a cash- or stock-settled performance award that is generally subject to a three-year performance and vesting period. The current performance-based component is tied to the achievement of annual EBITDA objectives and stock price performance.

    Subject to annual review and approval by the Compensation Committee, your target long-term incentive award opportunity will be no less than 120% of your annual base salary for each calendar year beginning in 2027. All awards shall remain subject to the terms and conditions of the applicable incentive plan and award agreement.

Vacation:    Four (4) weeks of vacation per calendar year. Vacation is earned and must be used within each calendar year.

Personal Days:     You will be eligible for three (3) paid personal days per calendar year paid in accordance with company policy.

Holidays:         Ten, paid in accordance with our annual observation calendar.

Benefits:    Medical, Dental and Vision insurance is available for you and your eligible dependents. CVG also offers supplemental critical care, accident, and hospital indemnity insurance. These benefits can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Group life insurance coverage equal to three (3) times your base salary is provided at no cost to you and with no medical exam required. CVG also offers a supplemental life insurance benefit that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.

Short term disability (STD) coverage provides disability pay at 100% of your base salary for the first two weeks of an eligible disability and up to an additional 24 weeks at 60% of base salary. Long term disability (LTD) coverage takes effect following the exhaustion of your STD coverage.

401(k) Savings Plan:     The Company matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

Restrictive Covenants:    You are not eligible to sell CVGI shares until you have achieved the required hold limit, except that the forfeiture of shares for purposes of satisfying income tax liability associated with vesting shares is permitted regardless of progress against the hold limit. The hold limit for the position of Executive Vice President and Chief Financial Officer is three times (3x) annual base pay.

You are also subject to a twelve-month non-competition, non-solicitation covenant as will be further described in your Change in Control Agreement.

Sincerely,                        Accepted and acknowledged by:

/s/ James R. Ray

James R. Ray                        /s/ Angie O’Leary        8/6/2026
President and Chief Executive Officer                Angie O’Leary        Date
Commercial Vehicle Group, Inc.
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